EXHIBIT 10.2

COMMERCE ENERGY GROUP, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

     On December 2, 2004, the Board of Directors Commerce Energy Group, Inc. (the “Company”) approved the following compensation policies with respect to the Company’s non-employee directors. These policies were adopted by the Board, and may be changed from time-to-time by the Board.

     Cash Compensation. Each non-employee director is paid a quarterly retainer in the amount of $8,000, a fee of $1,000 for each Board meeting which the Board member attends in person and a fee of $750 for each Board meeting which the Board member attends telephonically. Directors who served on Board committees (other than the chairman of such committee) is paid $750 for each committee meeting the Board member attends in person and a fee of $500 for each Committee meeting which the Board member attends telephonically. Committee chairpersons are paid $1,000 for each committee meeting the chairperson attends, whether in person or telephonically. In addition, each non-employee director who resides outside the Southern California area is entitled to receive reimbursement for reasonable travel expenses in accordance with our travel expense policy, with respect to each Board or Board committee meeting that such non-employee director attends in person.

     Stock Options. Beginning in fiscal year 2004, each non-employee director who first becomes a member of the Board of Directors will be granted an option to purchase 50,000 shares of our Common Stock following their appointment or election to the Board of Directors, with the following terms and conditions: (a) the options shall be subject to all terms and conditions of the 1999 Plan or any successor plan; (b) the options shall vest quarterly at a rate of 12,500 shares on each three-month anniversary of the date of grant, with any unvested shares being forfeited if the Board member’s service is terminated; (c) the options shall have a term of 10 years from the date of grant; (d) any vested options may be exercised, during the time the Board member is serving as a director or after such person ceases to be a director, prior to the expiration of the term of the option; and (e) the exercise price shall be the greater of the fair market value or the cash value of our Common Stock on the date of grant. In addition, each non-employee member of the Board of Directors will be granted an option to purchase 50,000 shares of our Common Stock pursuant to the 1999 Plan or any successor plan, effective as of the close of business on the date of each annual meeting of stockholders at which such non-employee director is re-elected as a non-employee director or continues in office as an incumbent director, with the following terms and conditions: (a) the options shall be subject to all terms and conditions of the 1999 Plan or any successor plan; (b) the options shall vest quarterly at a rate of 12,500 shares on each three month anniversary of the date of grant, with any unvested shares being forfeited if the Board member’s service is terminated; (c) the options shall have a term of 10 years from the date of grant; (d) any vested options may be exercised, during the time the Board member is serving as a director or after such person ceases to be a director, prior to the expiration of the term of the option; and (e) the exercise price shall be the greater of the fair market value or the cash value of our Common Stock on the date of grant.